Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2016 FULL-YEAR AND

FOURTH-QUARTER RESULTS

Strong EPS Growth in Quarter and Year

MONROE, Mich., June 21, 2016—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2016 full year and fourth quarter ended April 30, 2016.

Fiscal 2016 full-year highlights:

•                  Consolidated sales for the full fiscal 2016 year increased 7.0% to $1.53 billion compared with fiscal 2015.  The fiscal 2016 period included 53 weeks, with the additional week having an approximate 2 percentage point impact;

•                  Earnings per share from continuing operations attributable to La-Z-Boy Incorporated increased 21.1% to $1.55, including the previously announced $0.07 per share charge in fiscal 2016 related to a pending legal matter;

•                  Consolidated gross margin increased to 38.2% versus 35.4% in fiscal 2015;

•                  Consolidated operating income increased to $122.4 million from $103.2 million in fiscal 2015 with the consolidated operating margin increasing to 8.0% from 7.2% in fiscal 2015;

•                  The company generated cash from operating activities of $112.4 million for the year;

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 2.0% for the full fiscal 2016 year on a comparable basis; and

•                  The company returned $62.2 million to shareholders through share purchases and an increased dividend.

Fiscal 2016 fourth-quarter highlights:

•                  Consolidated sales for the fourth quarter increased 11.2% to $417.1 million compared with the fiscal 2015 fourth quarter. The fiscal 2016 quarter included one additional week, which had an approximate 8 percentage point impact;

•                  Earnings per share from continuing operations attributable to La-Z-Boy Incorporated increased 18.4% to $0.45, including the previously announced $0.07 per share charge related to a pending legal matter in the fiscal 2016 fourth quarter;

•                  Consolidated gross margin increased to 39.3% versus 35.6% in the fiscal 2015 fourth quarter;

•                  Consolidated operating income for the fiscal 2016 fourth quarter increased 15.9% to $34.2 million, with the consolidated operating margin increasing to 8.2% from 7.9% in the fiscal 2015 fourth quarter;

•                  The company generated cash from operating activities of $42.6 million during the quarter; and

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® network increased 2.2% on a comparable basis.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “We delivered exceptional performance in fiscal 2016 and continued on a five-year path of sales and earnings increases.  Our results demonstrate the effectiveness of our strategic growth initiatives in today’s retail environment and the efficiencies throughout our manufacturing platform.  We had an excellent quarter and year, which would have been even stronger without the previously announced $0.07 per share charge for the pending legal matter.  We recorded increases in sales, earnings per share, and consolidated operating margin, reflecting improved operating performance across all three business segments.  We also returned $62.2 million to shareholders through dividends and share purchases, all while reinvesting in our business — including the acquisition of 11 La-Z-Boy Furniture Galleries® stores — to drive long-term profitable growth.  Our balance sheet remains strong and we are well positioned for ongoing success as we enter fiscal 2017.”

Wholesale Segments

For the fiscal 2016 fourth quarter, sales in the company’s upholstery segment increased 9.7% to $334.9 million.  This compares with sales of $305.3 million in the prior year’s fourth quarter.  The segment increased its operating margin to 11.8% for the period compared with 11.6% in the prior year’s quarter.  In the casegoods segment, sales for the fiscal 2016 fourth quarter were $26.3 million, up 1.6% from last year’s fourth quarter, and the segment’s operating margin increased to 6.2% versus 4.0% in the comparable period last year.

Darrow commented, “We increased our operating margin to 11.8%  in the upholstery segment for the quarter, despite the accrual for the previously announced legal matter which exerted a 1.6 percentage point drag on the segment’s operating margin in the fiscal 2016 fourth quarter.  This performance was driven by increased volume and our ability to leverage the fixed-cost structure of our manufacturing facilities as well as supply chain savings, which included procurement and plant efficiencies.  Additionally, we are realizing the benefits of our new ERP system throughout the La-Z-Boy branded facilities.  With a truly integrated system, we have better information flow and data visibility, which we are leveraging to provide improved service to our customers.”

Darrow added, “On the merchandising side, at the High Point Furniture Market in April, we introduced an exciting new fabric program, called iClean™, which uses innovative technology to surround each fabric fiber to repel spills.  The product was very well received by dealers, and we expect it to be very popular with consumers.  Within our stationary and motion lines, we are updating our offering to appeal to a wide array of consumers.  Our Urban Attitudes® line remains a key collection, and power continues to increase in popularity.”

Darrow continued, “With a pure-import model in place for our casegoods business, we have improved the profitability of the business and are focused on driving sales throughout the segment.  Our product refresh at American Drew and Kincaid is just about complete, and at the High Point Furniture Market in April, American Drew introduced a new collection, AD Modern, which was well received by dealers and should be available on retail floors in September.  Moving forward, we believe the changes we have made across our casegoods model will ensure more consistent performance.”

Retail Segment

Darrow stated, “We are very pleased with the performance of our retail segment.  The segment posted a 6.4% operating margin for the full fiscal year versus 3.4% in fiscal 2015 and more than doubled its operating income.  These results demonstrate the efficiencies with which we are running the business and our ability to leverage the segment’s fixed-cost structure with increased volume.”

For the fourth quarter of fiscal 2016, retail delivered sales were $109.2 million, up 25.9% from last year’s comparable quarter.  On the core base of 107 stores included in last year’s fourth quarter, sales for the segment increased 13.0%, which included the extra week.   The segment’s operating margin for the quarter was 5.8%, compared with 3.8% in the prior-year period.

Darrow continued, “In fiscal 2016, we achieved a new milestone, with sales for the segment exceeding $400 million.  As part of our 4-4-5 store build out strategy, we are opening new stores and acquiring stores from independent dealers.  We acquired one independent La-Z-Boy Furniture Galleries® store in Fort Collins, Colorado during the quarter and a total of 11 stores during fiscal 2016.  Subsequent to year end, we acquired a store in Reno, Nevada, and believe there are additional acquisition opportunities ahead.  We have succeeded in integrating these stores into our portfolio quickly, and they have been accretive from the start.  As our retail segment continues to increase in size, we will have further opportunity to benefit from the combined margin associated with our integrated retail strategy, where we earn a profit on both the wholesale and retail sales.  At the end of fiscal 2016, we owned 124 La-Z-Boy Furniture Galleries® stores.  We expect to own approximately 40% to 50% of the store network when our 4-4-5 initiative is complete.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the fourth quarter of fiscal 2016, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 2.2% versus last year’s fourth quarter. Same-store written sales are reported on a regular calendar three-month basis.

For the fourth quarter of fiscal 2016, total written sales from new and closed stores, reported on a regular calendar three-month basis, increased 4.3% compared with the fiscal 2015 comparable period.  At the end of the fourth quarter, the La-Z-Boy Furniture Galleries® store system was composed of 338 stand-alone stores, with 89 in the new concept design format.

Darrow commented, “Across the network, 28 projects were executed in fiscal 2016, including new stores, relocations and remodels.  In addition to opening new stores, we are working to upgrade the entire network of stores by remodeling older stores into the new concept design format, which is performing at a higher level than stores in the other formats.  For fiscal 2017, we have approximately 25 to 30 projects scheduled to be completed, and we expect to end the year with about 120 stores in the new concept design format and 350 in total.”

The tables below summarize the store projects for the network in 2016 and provide a projection for activity during fiscal 2017.

FISCAL 2016 STORE ACTIVITY

	Total FY15	New	Closed	Acquired	Total FY16	Remodel
Company-owned	110	5	(2)	11	124	2
Dealer-owned	215	11	(1)	(11)	214	10
Total	325	16	(3)	—	338	12

FISCAL 2017 PROJECTED* STORE ACTIVITY

	Total FY16	New	Closed	Total FY17	Remodel	Relocation
Company-owned	124	6	(1)	129	2	—
Dealer-owned	214	10	(3)	221	6	3
Total	338	16	(4)	350	8	3

*Projects anticipated to be completed.

Balance Sheet and Cash Flow

During the quarter, the company generated $42.6 million in cash from operating activities.  La-Z-Boy ended the year with $112.4 million in cash and cash equivalents, $33.6 million in investments to enhance returns on cash, and $9.0 million in restricted cash.  During fiscal year 2016, the company had $24.7 million in capital expenditures, paid $18.1 million in dividends, and spent $44.1 million purchasing 1.7 million shares of stock in the open market under its existing authorized share purchase program, including 0.6 million in the fourth quarter, leaving 4.0 million shares remaining in the program.

Board Transition

Two directors, Richard M. Gabrys and David K. Hehl, will retire at the end of their current terms.  The company’s Board of Directors nominated two new individuals to stand for election, along with seven returning directors, at this year’s annual meeting in August.  The new nominees are Sarah M. Gallagher and Lauren B. Peters. The other current directors were re-nominated to serve one-year terms.

With over 35 years of retail experience, Gallagher has worked in a multitude of facets within the retail arena.  Among other Fortune 500 companies, she held leadership roles at Ralph Lauren Corporation, where she was President of North America e-Commerce, and GAP, Inc., where she was Senior Vice President of GAP Direct, Inc.  Gallagher currently sits on the board of Abercrombie & Fitch Company.  Peters, a CPA, is the Executive Vice President and Chief Financial Officer of Foot Locker, Inc., a $7.4 billion global retailer, where she has worked for the past 18 years in positions of increasing responsibility.  Prior to Foot Locker, she worked for various retailers in a financial role, after beginning her career in public accounting.

Darrow stated, “We are pleased with the board’s nominations of such high-caliber individuals to join our Board of Directors.  Sarah has a wealth of e-Commerce and merchandising experience and expertise which will serve us well, and Lauren has a broad-based financial and strategic planning background with more than 30 years of experience.  We thank Dick and David for their unwavering dedication and commitment to La-Z-Boy Incorporated and wish them all the best in their well-deserved retirements.”

Business Outlook

Darrow concluded, “We remain optimistic about our business.  We have a wide selection of product, the ability to offer consumers mass customization with speed of delivery, and a vast distribution network that presents us with numerous opportunities.  Our brand remains the strongest in the industry, and our effective marketing platform and related initiatives are providing us with solid positioning in the marketplace.  Moving forward, we believe our growth initiatives will drive continued increases in sales and earnings while we invest in the business to provide long-term sustainable growth and earnings momentum.”

Darrow added, “As we move into the summer months, however, the furniture industry typically experiences weaker demand, and our plants shut down for one week of vacation and maintenance in July, during the first quarter.  Accordingly, the first quarter is usually our weakest in sales and earnings.  In addition, fiscal 2017, unlike fiscal 2016, will be a 52-week year.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, June 22, 2016, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.660.6853 and to international callers at 201.612.7415. Enter Conference ID #13638062.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g., port strikes); (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the results of our restructuring actions; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2016 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 124 of the 338 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 338 stand-alone La-Z-Boy Furniture Galleries® stores and 559 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.